Exhibit 99.1
Dycom Industries, Inc. (NYSE: DY) Q4 2025 Results Conference Call February 26, 2025 9:00 AM ET

CORPORATE PARTICIPANTS

Callie A. Tomasso, Vice President, Investor Relations and FP&A, Dycom Industries, Inc.
Daniel S. Peyovich, President & Chief Executive Officer, Dycom Industries, Inc.
H. Andrew DeFerrari, Senior Vice President & Chief Financial Officer, Dycom Industries, Inc.

OTHER PARTICIPANTS
Frank G. Louthan, Analyst, Raymond James & Associates, Inc.
Alexander Waters, Analyst, BofA Securities, Inc.
Steven Fisher, Analyst, UBS Securities LLC
Eric Luebchow, Analyst, Wells Fargo Securities LLC
Sangita Jain, Analyst, KeyBanc Capital Markets, Inc.
Adam Robert Thalhimer, Analyst, Thompson Davis & Company, Inc.
Alan Mitrani, Analyst, Sylvan Lake Asset Management LLC

MANAGEMENT DISCUSSION SECTION

Operator

Good day and thank you for standing by. Welcome to the Dycom Industries, Inc. Fourth Quarter 2025 Results Conference Call. At this time, all participants are in a listen-only mode. After the speakers' presentation, there will be a question-and-answer session. [Operator Instructions] Please be advised that today's conference is being recorded. I would now like to hand the conference over to Ms. Callie Tomasso, Dycom's Vice President of Investor Relations. Please go ahead.

Callie A. Tomasso
Vice President, Investor Relations and FP&A, Dycom Industries, Inc.

Thank you, Operator, and good morning, everyone. Welcome to Dycom’s fourth-quarter fiscal 2025 results conference call. Joining me today are Dan Peyovich, our President & Chief Executive Officer, and Drew DeFerrari, our Chief Financial Officer.

Earlier this morning, we released our fiscal 2025 fourth-quarter and annual results, along with certain outlook information. We also announced our board’s authorization of a new $150 million stock repurchase program as our most recent share repurchase authorization has expired. The press releases and accompanying materials are available in the Investor Relations section of our website.

Today's discussion will include forward-looking statements, made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements reflect our expectations, assumptions, and beliefs regarding future events and are subject to risks and uncertainties that could cause actual results to differ materially. A detailed discussion of these risks and uncertainties is included in our filings with the SEC. Forward-looking statements are made as of today’s date, and we undertake no obligation to update them.

Additionally, we will reference certain non-GAAP financial measures during today’s call. Explanations of these measures and reconciliations to the most directly comparable GAAP measures can be found in our press release and accompanying materials.

With that, I will turn the call over to Dan Peyovich. Dan?

Daniel S. Peyovich
President & Chief Executive Officer, Dycom Industries, Inc.

Thanks Callie and good morning, everyone. Overall, I’m pleased with our performance in fiscal 2025. We delivered another solid year of growth and continued to focus on creating long-term shareholder value. I’ll give a brief overview of our Q4 and fiscal 2025 results and Drew will provide more color on our performance. We closed the year with a strong fourth quarter, generating revenues of $1.085 billion and Adjusted EBITDA of $116.4 million, or 10.7% of revenue. We accomplished this against a backdrop of unforeseen weather challenges across the country, demonstrating the breadth and durability of our business.

Our fourth quarter results punctuated another year of profitable growth for the company, with fiscal 2025 revenues of $4.702 billion and an Adjusted EBITDA margin of 12.3%. Over the past three years, we have increased our revenues by 50% and expanded our EBITDA margin by approximately 450 basis points. In that same time period, we have further diversified our customer base, shifting our top 5 customers to 55% of revenue in fiscal 2025 from 66% in fiscal 2022. Backlog at the end of the fiscal year was $7.8 billion, with $4.6 billion expected to be completed over the next 12 months.

Finally, we remain committed to a balanced approach to capital allocation, prioritizing organic growth augmented by M&A and share repurchases. In fiscal 2025, we completed three acquisitions and repurchased 410,000 shares of our common stock, including 200,000 shares during the fourth quarter.

Looking ahead, we believe Dycom remains uniquely positioned to capitalize on the significant tailwinds we see driving the industry. As I’ve said before, our strategy remains consistent. We have always sought to differentiate ourselves through our comprehensive footprint and by offering the highest level of service to our customers and communities.

We’re in every state and across markets, whether rural, suburban or metropolitan. We have relationships and understand the municipalities and the challenges at every stage of a project. And we’re interfacing with customers on forward planning, advising on how they can get the highest throughput and how we can best augment their businesses so we can optimize value. They have high aspirations, and with projects becoming increasingly more complex, our proven capabilities and unmatched footprint position us with the scale and expertise to partner with them to support their digital infrastructure needs.

Let me take a minute now to walk you through some of the opportunities that we believe we are well positioned to realize and that will drive our performance going forward.

First, our customers continue to execute against their fiber-to-the-home programs and in calendar 2024 collectively added more than 35 million incremental passings to their plans in addition to their already robust fiber-to-the-home builds. In several of our customers’ most recent earnings calls, they reiterated their commitment to their fiber-to-the-home plans and some mentioned opportunities for increased velocity of builds while others again increased total expected passings. We believe fiber-to-the-home will continue to be a significant growth driver for our business in fiscal 2026. During Q4 2025, we were awarded new markets for Verizon and also extended several existing agreements. These awards combine both maintenance and fiber-to-the-home, and we appreciate our partnership with Verizon and their confidence in our ability to deliver as they increase their programs in calendar 2025.

Second, the intensity around new inter and intracity, high capacity, private, secure, redundant fiber infrastructure for hyperscalers continues. Our previously announced Lumen award related to the long-haul overpull work commenced in the fourth quarter and has begun ramping in Q1. In addition, customer dialogue around AI digital infrastructure needs remains robust. Two ISPs recently announced their intent to build a total of more than 5,100 long-haul fiber route miles across the US to meet the growing demands of AI workloads, connect key data center locations, and provide a diverse path to other long-haul routes.

During Q4 2025 we were awarded various long-haul route segments by our customers. These deployments will begin in calendar 2025. We maintain our belief that the most significant revenue opportunities for the long-haul market will occur in calendar 2026 and beyond. While the market remains competitive, the addressable opportunity is large and we will continue to be disciplined and deliberate in how we evaluate projects, ensuring that our work is priced properly to deliver sustainable, profitable growth. This market continues to expand, as all the hyperscalers recently reaffirmed their commitment to capital expenditures for AI related data centers and digital infrastructure, with several announcing increased levels of capex in calendar 2025.

Third, state and federal programs are making progress against their goal to provide broadband to the rural areas of our country. It remains a bipartisan goal to bridge the country’s digital divide despite the present uncertainty related to the BEAD program. Separate from BEAD, there continues to be substantial activity at the state level with over $1 billion awarded across nine states for broadband infrastructure during the fourth quarter. Many states continue to award grants for both rural fiber-to-the-home and middle-mile programs. We believe these state and federal programs present a significant opportunity for Dycom.

Lastly, we continue to add backlog to our service and maintenance work and highlight the importance of these programs as part of our core offerings to our customers. In addition, our AT&T wireless activity is ramping for the equipment replacement program and the pace continues to meet our expectations.

I’d like now to turn to our outlook for fiscal 2026. We have demonstrated our ability to grow both organically and through acquisition and are confident in our strategy to continue that growth this year. To give you additional perspective, we are providing a full-year revenue outlook for fiscal 2026 to provide insight into the opportunities we see for Dycom across our space and how we are positioned to capitalize on them.

We expect fiscal 2026 total revenue to increase 10% to 13% over fiscal 2025. This expectation assumes our customers’ fiber-to-the-home expansion programs and hyperscaler long-haul network projects proceed as planned; ramping of wireless equipment replacements; growth from recent maintenance awards and other maintenance activity in line with expected run rates; and

normal seasonal factors. Opportunities from BEAD are not included in our fiscal 2026 outlook and we remain well positioned to realize revenue from this program once it begins. Of course, we will adjust our expectations as we see these underlying drivers develop but want to provide you with some additional insight into how we are thinking about growth in the coming year.

I would like to finish by highlighting our top goals for fiscal 2026. First and foremost, given the significant opportunity set I described earlier, we remain focused on providing long-term value for our shareholders and long-term opportunities for our people.

We are purposeful in our pursuit of opportunities, unwilling to grow backlog by taking low-margin, high-risk contracts. That patience and discipline has been evident over these past few years, as we have driven top line growth while also expanding margins and broadening both our customer base and the types of programs and builds in our book of work.

In addition, and as Drew will discuss, we saw improved free cash flow performance in fiscal 2025, and improving free cash flow continues to be a priority. Our teams made substantial progress this year in the invoicing cycle and converting earnings into cash flow and we have good momentum going into the new year.

Finally, we have worked hard to differentiate our offering to our customers and communities in what I refer to as “Quality as a Brand”. That means delivering our work safely and at the highest level of quality in the field, but it goes much further than that. We strive every day to be a partner that delivers quality throughout our engagement, from the first interactions with a customer or in a community, to staying 10 steps ahead from day one to day-done, so our customers and all our stakeholders can have peace of mind knowing we deliver on our commitments. We believe our customers recognize the difference in working with Dycom, and we continue to work hard to earn their business every day as we pursue our vision to be the people connecting America.

Now I’ll pass the call to Drew to review our financials, Drew?

H. Andrew DeFerrari
Senior Vice President & Chief Financial Officer, Dycom Industries, Inc.

Thanks Dan and good morning, everyone. We finished fiscal 2025 strong, delivering solid top- and bottom-line growth and margin expansion while also investing in our business and returning capital to our shareholders through share repurchases.

Fourth quarter total contract revenues of $1.085 billion grew 13.9% over Q4 of last year. Revenues in the quarter reflected seasonality and were driven by continued execution of fiber-to-the-home programs, maintenance and operations services for customers, initial revenue contribution from fiber infrastructure programs for hyperscalers, and $67.9 million of storm restoration revenues. For the full year, contract revenues increased 12.6% to $4.702 billion.

Adjusted EBITDA of $116.4 million, or 10.7% of contract revenues, increased 89 basis points over Q4-24 and exceeded our expectations for the quarter despite difficult winter weather conditions. For the full year, Adjusted EBITDA was $576.3 million, and 12.3% of contract revenues, increasing approximately $95.0 million compared to $481.2 million in fiscal 2024.

Fourth quarter Adjusted Net Income was $34.5 million and Adjusted Diluted EPS increased 48.1% to $1.17 per share. For the year, Adjusted Net Income was $248.7 million and Adjusted Diluted EPS increased 24.5% to $8.44 per share, compared to $6.78 in fiscal 2024 after excluding the impacts of a change order and closeout of several projects in fiscal 2024.

For the fourth quarter, our top 5 customers were 56.7% of total revenue and grew 14.2%, and all other customers grew 13.5%. These metrics demonstrate the depth and breadth of our business, and we are pleased with the diversification and strong relationships across our customer base. AT&T was our largest customer at $251.4 million and grew 54.5% in total and 22.7% on an organic basis. Details on other customers are included in the presentation materials posted on our IR website.

Backlog at the end of Q4 was $7.760 billion, including $4.642 billion that is expected to be completed in the next 12 months.

Operating cash flows were strong at $328.2 million in the quarter. The combined DSOs of Accounts Receivable and Contract Assets were 114 days, a reduction of 6 days compared to 120 days in Q4-24.

For the full year operating cash flows totaled $349.1 million. After annual capital expenditures, net of disposal proceeds, Free Cash Flow increased 82% to $137.8 million for the full year. Strong cash flows remain a key focus area for the Company in fiscal 2026.

During the quarter we repaid $155 million of revolver borrowings and repurchased 200,000 shares of our common stock for $35.9 million, bringing our total repurchases for the year to 410,000 shares for $65.6 million. This week our Board of Directors approved a new $150 million authorization for share repurchases through August 2026. This authorization replaces the remaining amount from our prior authorization.

As Dan highlighted, we’re excited about the opportunities ahead of us and believe that an annual revenue outlook provides visibility into how we are positioning for the year ahead. For the full year of fiscal 2026 we expect total contract revenues to increase 10% to 13%, compared to FY25 revenues. Fiscal 2026 will include 53 weeks of operations due to our fiscal calendar, with the extra week occurring in our fourth quarter when operations are normally seasonally impacted by winter weather. Fiscal 2025 included $114.2 million of revenue from storm restoration services completed in Q3 and Q4. We were pleased that we could help customers and communities that were impacted by the storms. We have not included any storm restoration revenues in the fiscal 2026 outlook. Finally, we expect capital expenditures, net of disposal proceeds, to range from $220 to $230 million for fiscal 2026.

For our Q1 of fiscal 2026 outlook, we expect contract revenues of $1.16 billion to $1.20 billion, Adjusted EBITDA of $130.6 million to $140.6 million, and diluted EPS of $1.50 to $1.73 per share.

We believe we are well positioned for another successful year in fiscal 2026. Operator, this concludes our prepared remarks. You may now open the call for questions.

QUESTION AND ANSWER SECTION

Operator

Thank you. [Operator Instructions] Please stand by while we compile the Q&A roster. And our first question will come from Frank G. Louthan from Raymond James & Associates. Your line is open.

Frank G. Louthan
Analyst, Raymond James & Associates, Inc.

Great. Thank you. Just a quick clarification. So, on the 2026 guide, I want to be clear on the jumping off point. Is that on the reported revenue, including the $114 million from the storm growing 10% to 13% off of that? I just want to be clear on that. And then the 5,100 miles of long-haul build that you that you discussed. Are those private builds that are announced, or I assume that's not part of the Lumen activity that's going on? Thanks.

Daniel S. Peyovich
President & Chief Executive Officer, Dycom Industries, Inc.

Thanks, Frank. Good morning. On the first question related to the guide, yes, that’s in addition to the $114 million of storm work that we had in fiscal 2025, but we're not including storm in the fiscal 2026 revenue outlook.

And so moving to your second question, the 5,100 miles, that's public statements from other customers other than Lumen. And again, we're just trying to show the breadth of the hyperscaler opportunity. Obviously, Lumen's been quite vocal about it. We're very excited to be working on the overpull work, which we've already started. We actually have crews out there today pulling fiber on that project. But there are a number of other opportunities we're talking about with our customers. We're talking to hyperscalers themselves. Really, we're in early innings overall, so we just wanted to kind of signal that, hey, there's a lot of work out there, a lot of opportunity. Glad that we're in there at the beginning, but we see this playing out over a multiyear period.

Frank G. Louthan
Analyst, Raymond James & Associates, Inc.

Okay, great. And just one other quick clarification on the new Verizon business. Is that expansion of the FiOS network or can you give us a little bit more color on the nature of those new awards? Thanks.

Daniel S. Peyovich
President & Chief Executive Officer, Dycom Industries, Inc.

Sure. So, some of those are extending current awards. Those awards themselves include both service and maintenance work as well as fiber-to-the-home. None of this is related to the previous Fiber One program. This is all the more typical fiber-to-the-

home work. We also added additional markets and again those are a combination of both the maintenance work and fiber-to-the-home.

Frank G. Louthan
Analyst, Raymond James & Associates, Inc.

Great. Thank you very much.

Operator

Thank you. And our next question will come from Alex Waters from BofA. Your line is open.

Alexander Waters
Analyst, BofA Securities, Inc.

Hi, guys. Thanks so much for taking my question. Maybe first, thanks for providing the 2026 revenue bogey, but could you maybe just talk about your expectations for margins throughout the year? And then secondly, I mean, obviously very strong performance from Black & Veatch in 4Q. Does this change the way you guys kind of think about that previous revenue guidance you gave back in 2Q, 3Q this past year? Thanks so much.

Daniel S. Peyovich
President & Chief Executive Officer, Dycom Industries, Inc.

Hi. Good morning, Alex. So, for 2026, we're just providing revenue. Obviously, Drew, just as we have in the past, has provided the Q1 outlook. That would include EBITDA. When we look at margins overall, we're very pleased. Again, I talked about it in my comments, very pleased with what we've done over the last three years. I would think about margins going forward – as we look at margins going forward, I would think about it, we continue to work in the business looking for efficiencies, investing in innovation and doing everything we can to try and certainly increase margins from that perspective. I would also look to operating leverage as we continue to grow. Now, sometimes we're going to use that and reinvest it back into the business. Sometimes we're going to invest it in innovation. Sometimes we're going to invest it in growth. Other times it will fall through the bottom line. We're not seeing any downward pressure in margins. But again, that's not something we're going to give a specific full year outlook on. And then, sorry, on your Black & Veatch question, so, yeah it ramped up a little bit faster this Q4 than we had anticipated. What that's really doing is just pulling some work forward. So, we still feel good about that initial projection that we gave for this year of $250 million to $275 million.

Alexander Waters
Analyst, BofA Securities, Inc.

Perfect, thank you.

Operator

Thank you. Our next question will come from Steven Fisher from UBS. Your line is open.

Steven Fisher
Analyst, UBS Securities LLC

Thanks. Good morning. I wonder if you could just give us some sense of how the organic revenues in the quarter were relative to your expectations, excluding the storm work. I'm not sure if the storm work was done, like in November early before you gave the guidance, you already kind of knew what it was. I'm just trying to gauge if there was more kind of core customer activity than you thought because of the roughly 7.5% organic growth was higher than you had forecasted. So, just trying to separate whether that was the storm work or if, actually, the core underlying business was a bit better. Similarly, for Q1, can you give us any help on the sort of organic assumption there, because it seems like it might be implying a decline?

Daniel S. Peyovich
President & Chief Executive Officer, Dycom Industries, Inc.

Thanks, Steve. Let me start and then Drew can add additional color. So, the first part of the storm that work happened throughout the quarter. So no, we didn't have insight into that in its entirety, when we gave the initial outlook. And then the other thing I would add is, obviously there was a lot going on. We had the fires in California. We had a number of – we had 10-inches of snow in New Orleans, for example. Obviously, we didn't anticipate that. So, you had both, you had the storm work coming back from the hurricanes that we experienced last season. That wasn't a positive, but you had a bunch of debits on the other side and that's really the aggregate of both, which is how you see it play out.

H. Andrew DeFerrari
Senior Vice President & Chief Financial Officer, Dycom Industries, Inc.

And then Steven, as far as Q1 goes, as we highlighted the last few quarters, we did have a couple of customers that started the year strong last year and then slowed. We're still lapping those kind of higher periods in the front half of this year. I think that's one of the considerations when we look at the full year and how we're positioning for the full year that we would expect the work to pick up further after Q1.

Q1 is also one of those quarters, that’s a little bit difficult to call sometimes because it's typically back end loaded as the work ramps into the spring. We've got some new awards as well and the acquired businesses are still ramping this year. That, and there has been a little bit of difficult weather at the beginning of February here. The news reports a lot of things about the polar vortex and other things impacting. So, we just want to be mindful of that.

Steven Fisher
Analyst, UBS Securities LLC

Okay, that's helpful. And then maybe just we can get caught up in a lot of these quarter-to-quarter numbers, which are still important, but I'm just kind of wondering, if on the big-picture perspective here, Dan, as you talked about in the beginning of the comments, a lot of your customers are stepping up and getting more positive about their investment plans. So, I guess I'm just curious if you see this as a result of those increasing plans by our customers. Do you think this will be a longer-than-expected investment cycle or perhaps faster growth in kind of a similar period than you might have thought previously before these kind of announcements?

Daniel S. Peyovich
President & Chief Executive Officer, Dycom Industries, Inc.

And Steven, just so I’m clear, are you talking about longer than the year that we gave the outlook for? Is that the question?

Steven Fisher
Analyst, UBS Securities LLC

Yeah, just thinking about the big picture over the next few years of how this is going to play out. Is this going to be now a – do you have more visibility over a greater number of years, or do you think that's going to basically represent just faster growth opportunities and a better organic growth rate for you? I'm just trying to think again about we're talking about mid-ish single-digit upper – maybe mid-to-upper single-digit growth organic near-term, but should this be an accelerating growth market over the next several years and do you now have more visibility to that as a result of some of these announcements?

Daniel S. Peyovich
President & Chief Executive Officer, Dycom Industries, Inc.

Yeah. I think that's part of why we gave the full year outlook on revenue. As you mentioned, sometimes quarterly results might not indicate what, really, the trajectory of the business and trajectory of the capital coming into the business can be. And so, if we look at the fiber-to-the-home and we've talked about it before over 35 million passings added incremental by our customers last year, that's a significant number. We talked about what kind of impact that can have. You're certainly seeing that in the projection we're giving for this year as those customers ramp up. For the most part, they've talked about those being multi-year, going out all the way to 2030 in a lot of cases.

So, we see that playing out over a longer-term. I talked a little bit about the hyperscaler side. Like I said, I'm very happy to be in the early innings there, doing work as we speak. We still think that's very, very early innings. I mean, we are not even having that second batter up to the plate, so to speak. We think that's going to be at least five years of opportunity and we'll have to see how the TAM plays out exactly. I think a lot of people have seen, there's been industry reports out there talking about $100 billion of addressable market over a five or so year period. Again, we'll see exactly what those numbers are, but regardless, we think there is just going to be a significant investment. Even after DeepSeek, the hyperscalers came back quite quickly and said they're still committed to their capital allocation, it's still going to be over $300 billion in CapEx this year.

Again, we've got to see exactly how that moves into our space, but when we look at that over this year, like I said, early innings, just ramping into some programs, but as you get into 2026 – calendar 2026 and after, we do expect that to continue to ramp. And then the last is the state and federal programs and there's work that we're doing today, and I think it's important and I put it in my comments. The states continue to fund. There was $1 billion of funding issued in Q4 related to state programs reaching rural America. There's other federal programs that are happening. A lot of that is coming to our business, a lot of it is coming through active contracts. There’s other things and opportunities that we're pursuing. But again, that's going to be a multi-year to get that satisfied to whatever it ultimately evolves to, but I'll go back to comments we've been making for some time. We still think 80% of addresses in the country are going to get fiber and high-speed internet of some sort and that's going to be done mostly by private capital. Everything that we're hearing reinforces that, so we're optimistic and excited about, one, our position, how we're set up to capitalize and two, the results that we've been able to provide so far.

Steven Fisher
Analyst, UBS Securities LLC

Perfect. Thank you.

Operator

Thank you. And our next question will come from Eric Luebchow from Wells Fargo. Your line is open.

Eric Luebchow
Analyst, Wells Fargo Securities LLC

Hi. Great. Thanks for taking the question. Dan, I wanted to dive a little more into the AI data center opportunity. You made a comment that a lot of the work you're doing now is really overpull work, presumably for Lumen. As you look at the conversations you're having, it sounded like maybe you booked some additional deals in the fourth quarter. I mean, are you seeing a bigger opportunity coming with new routes that might be a little bit more construction and labor intensive and maybe even a bigger addressable revenue market for you? And have you started to work down the path of diversifying that away from just Lumen, but talking directly to hyperscalers that self-perform or other operators out there who have announced some pretty large wins so far?

Daniel S. Peyovich
President & Chief Executive Officer, Dycom Industries, Inc.

That's exactly right, Eric, and a really good point. This opportunity continues to increase. The conversations have not lost steam. I mentioned before, even when DeepSeek came out, the conversations didn't slow down and, in fact, have only increased. What Lumen had in that first set of projects that they issued was existing conduit. That's not common on larger-scale long-haul builds. Certainly, there's some infill work and there's available routes that our customers, the ISPs, are talking about. They're negotiating with the hyperscalers directly, but the appetite is much, much, larger than that. And so, we're seeing it play out in conversations. We are talking to hyperscalers themselves. We're certainly talking to a number of customers and we're seeing a number of different opportunities. Sometimes those come in bigger chunks. Sometimes they come in smaller chunks. Sometimes they come by route or segment. So, that really just depends on the way it's coming through the hyperscalers themselves and through our customers.

So again, what I would say is, we still believe the opportunity over time is massive. Exactly the timing and how it comes into the industry, we're going to all have to pay attention to. And there are things in the news and conversations out there that maybe one hyperscaler pulls back from some data centers, maybe another one adds some. We would suggest that the opportunity is so large coming into our space, the need is there to get these high-capacity, low-latency networks. They want the redundancy; they want these private routes. As it plays out over time, that's a lot of miles. It's thousands and thousands of miles. It's something that we're paying very close attention to, highly active in conversations, and we'll continue to talk about it as it plays out over time.

Eric Luebchow
Analyst, Wells Fargo Securities LLC

Great. Thanks, Dan. And Drew, you made a comment about a focus on free cash flow this year. And I know it's obviously lumpy from quarter to quarter, but maybe you could talk about your ability to generate cash this year. And also, maybe a question for Dan, just on capital allocation, how are you thinking about potential tuck-in acquisitions, what the pipeline looks like versus buying back your stock given the authorization that you announced today? Thanks.

H. Andrew DeFerrari
Senior Vice President & Chief Financial Officer, Dycom Industries, Inc.

Sure. Thanks, Eric. So, I'll take the first one. So as far as free cash flow, it continues to be a focus for us. We made solid progress by the teams. Pleased to see that the DSOs improved by 6 days, year-over-year. I think what's important to note here too, is that net leverage is low at about 1.5 times. And so, substantial room to grow the business and maintain comfortable net leverage overall. Working on DSO every day, working on more timely conversion of the work completed into an invoice, and then obviously process for payment.

And then the other area, focus on the capital expenditures. We provided the outlook there. This year we spent about $211 million net. We see that going to $220 million to $230 million next year. So, happy to invest in growth and replacement of assets. And, we'd certainly invest more there as we see more growth opportunities as we look ahead. But we'll take a prudent approach on that and go from there.

Daniel S. Peyovich
President & Chief Executive Officer, Dycom Industries, Inc.

And Eric, just commenting on capital allocation. So, as I talked about before, we did three acquisitions last year. We're obviously active in the pipeline looking. They've got to fit our strategy. They have to fit our culture. Where those opportunities come up, that's certainly something that we would be entertaining and talking about. But if you look at last year and if you look at this year, a lot of similar things. We've got a lot of growth; we need to make sure that we've got capital set up for that growth.

We continue to innovate, we want to stay ahead of the curve, we're investing in AI in our own business. We're certainly investing in safety and in quality and you heard me talk about this concept of quality as a brand. We want to stay out in front of our customers. We want to deliver absolute best-in-class performance from the very beginning to the very end of a project, and that does take capital. It takes capital to make sure that we're ahead of that curve, so that we can deliver another level of service and another level of value to our customers, which we believe that they appreciate and that they see. So, we have to balance those two, and then as those come together, then we look for share repurchases and again, we were active this last quarter, we were active last year, it's certainly something that we're going to continue to look at going forward where it makes sense. So, a little bit of a balance, but again, we're excited about 10% to 13% growth year-over-year this year, especially when you add in $114 million of storm work. So, we're going to make sure that we can prioritize that first and then the other two will follow.

H. Andrew DeFerrari
Senior Vice President & Chief Financial Officer, Dycom Industries, Inc.

And then, Eric, if I could just add. Yeah, thanks Eric. And if I could just add one more point relative to the CapEx. I think if you look year-over-year, we obviously have increased the spending there. And so that's come through as increased depreciation as well. So that's a trend as we continue to step up on the CapEx, we would expect some increases there. And then the other area, and it's in the outlook and it's in our filings, but the non-cash amortization has increased to about $12 million a quarter now relative to the acquisitions that we've done. And so, I just want to point that out in our outlook.

Eric Luebchow
Analyst, Wells Fargo Securities LLC

Great. Thank you both.

Operator

Thank you. [Operator Instructions] And our next question will come from Sangita Jain from KeyBanc. Your line is open.

Sangita Jain
Analyst, KeyBanc Capital Markets, Inc.

Thank you. Good morning, and thanks for taking my question. So, two brief ones for you. One, on the head count that you have in your slide deck. Just wondering if there's anything to read into the sequential reduction in head count this quarter?

Daniel S. Peyovich
President & Chief Executive Officer, Dycom Industries, Inc.

Sangita, nothing to read there. We use a mix of in-house labor and subcontractors. Sometimes that mix varies. The nature of the projects themselves can change that. So, we feel really good about, one, how we're set up just from a discipline standpoint on our labor and our employment opportunities. And two, we feel really good about being able to support the growth that's in front of us.

Sangita Jain
Analyst, KeyBanc Capital Markets, Inc.

Got it. And then one on, I know we've talked a lot about fiber already on this call. So, I was wondering if you can talk about if you're seeing any replacement work beyond the work that you're doing currently with the Black & Veatch acquisition?

Daniel S. Peyovich
President & Chief Executive Officer, Dycom Industries, Inc.

So, it's important to remember we have a wireless business that existed and has been around for certainly more than 10 years prior to that business. So that business is still operating. We're still doing work there, including some equipment replacements. And of course, as we've talked about, the wireless acquisition that we did, a heavy round of equipment replacements that we're ramping into right now. Today, that's really our focus. We do a little bit of work outside of that, but that is certainly a core part of what we're doing. And we want to make sure that we can deliver and execute on that program as it ramps into these next few years.

Sangita Jain
Analyst, KeyBanc Capital Markets, Inc.

Got it. Thank you.

Operator

Thank you. And our next question will come from Adam Robert Thalhimer from Thompson Davis. Your line is open.

Adam Robert Thalhimer
Analyst, Thompson Davis & Company, Inc.

Hey, good morning, guys. Nice quarter. Nice outlook.

Daniel S. Peyovich
President & Chief Executive Officer, Dycom Industries, Inc.

Thank you.

Adam Robert Thalhimer
Analyst, Thompson Davis & Company, Inc.

I wanted to ask about Windstream, which is talking about doubling the pace of their fiber deployments this year. Is that something you could benefit from, or does the merger with Uniti possibly impact the relationship?

Daniel S. Peyovich
President & Chief Executive Officer, Dycom Industries, Inc.

So, Windstream has been a long-time customer of ours, even in the prior years. We continue to do work for them and have some strong relationships there. We have to see how that plays out, but we believe that we're well-positioned as they, like many others, talked about ramping up and look to ramp up their fiber-to-the-home program in the coming years. So, we feel like we're well-positioned, Adam.

Adam Robert Thalhimer
Analyst, Thompson Davis & Company, Inc.

And then, Drew, maybe a quick one on Q1 cash flow. I'm wondering if that could be a little better than normal seasonality, just given all the storm work from Q4?

H. Andrew DeFerrari
Senior Vice President & Chief Financial Officer, Dycom Industries, Inc.

Yeah, Adam, thanks. It could be there, but seasonality does always play a big factor in Q1. The work ramps, kind of in the back half of the quarter. And so typically we do consume some operating cash flow in that period of time.

Adam Robert Thalhimer
Analyst, Thompson Davis & Company, Inc.

Last one for me. Just curious. I think Gigapower is in the top 10 for the second quarter in a row. Curious what the outlook is there?

Daniel S. Peyovich
President & Chief Executive Officer, Dycom Industries, Inc.

Definitely appreciate the opportunities we've had with Gigapower and appreciate their trust in us to be able to execute for them, not anything that we’re going talk about in detail to the program, other than it's been successful for us thus far and we hope that we continue to deliver for them.

Adam Robert Thalhimer
Analyst, Thompson Davis & Company, Inc.

I'll turn it over. Thanks, guys.

Operator

Thank you. And our next question comes from Alan Mitrani from Sylvan Lake Asset Management. Your line is open.

Alan Mitrani
Analyst, Sylvan Lake Asset Management LLC

Hi. Thank you. I just have a few cleanup questions. Can you tell us what the – and then a bigger one. Can you tell us what the gross CapEx was for the quarter?

H. Andrew DeFerrari
Senior Vice President & Chief Financial Officer, Dycom Industries, Inc.

Sure, Alan. It was just over $68 million.

Alan Mitrani
Analyst, Sylvan Lake Asset Management LLC

$68 million. Okay. And what about the cadence for the CapEx for the year – for this coming year?

H. Andrew DeFerrari
Senior Vice President & Chief Financial Officer, Dycom Industries, Inc.

Yeah, I mean, we've got a lot of things on order now. You'll see it in the filing, but we've got a little over $80 million kind of on order right now. It comes in the – we've got more to order beyond that to meet our outlook. And I think you'll see typical spend as we have it during the year.

Alan Mitrani
Analyst, Sylvan Lake Asset Management LLC

Okay. And then what were the wireless revenues this quarter?

H. Andrew DeFerrari
Senior Vice President & Chief Financial Officer, Dycom Industries, Inc.

Yeah, it was a little over 7%, Alan.

Alan Mitrani
Analyst, Sylvan Lake Asset Management LLC

Okay. Great. And then I'm trying to – just to be clear, are you – you're guiding with no storm revenues this year, which I understand, which is great, it's conservative. And then did you say that you were guiding for no BEAD revenues as well for the year or did I mishear that?

Daniel S. Peyovich
President & Chief Executive Officer, Dycom Industries, Inc.

No, that's correct. So, again, the outlook is on top of the storm revenues from last year, but we are not including storm revenue for FY 2026 outlook, and we are also not including any BEAD dollars or opportunities in the outlook for FY 2026. Just a couple of comments on BEAD. The first is, we're having a lot of conversations both with the potentially awarded subgrantees, and also continue with the state broadband offices. There's a little bit of a pause for some of the subgrantees that are waiting for their awards to be finalized. We'll see exactly what that timeline plays out as the new administration puts their fingerprints on the program.

But the rest of the states are still all systems go, as far as figuring out exactly how it's going to play out and deploy. So, we'll certainly have more updates in the future, but that's an opportunity in the plus column, and we still think that a large part of that is going to be fiber, once it gets finalized in each state. Each state is going to vary a little bit, but we still believe that's a real opportunity. Small potential for the back half of this year, probably more likely for FY 2026 – sorry, for calendar 2026.

Alan Mitrani
Analyst, Sylvan Lake Asset Management LLC

Calendar 2026, right. And do you have any BEAD work in your backlog, though?

Daniel S. Peyovich
President & Chief Executive Officer, Dycom Industries, Inc.

No. All the customers – all the potential customers that we're talking to, they're not at a place to issue the awards yet.

Alan Mitrani
Analyst, Sylvan Lake Asset Management LLC

Got it. Okay, perfect. Just wanted to understand.

Daniel S. Peyovich
President & Chief Executive Officer, Dycom Industries, Inc.

But again – sorry Alan, conversations that we are in, though, and we do expect to have some opportunities for those RFPs, once they issue them.

Alan Mitrani
Analyst, Sylvan Lake Asset Management LLC

Okay, great. And then, Drew, you talked about depreciation, amortization going up, obviously, because you're spending money. Can you give us – I mean, you were at a little under $53 million this past quarter. You expect that to ramp rateably this coming year? Or is there a step function?

H. Andrew DeFerrari
Senior Vice President & Chief Financial Officer, Dycom Industries, Inc.

So, two things, Alan. And we provided this in last quarter's 10-Q as well, the outlook on the amortization for the full year, but that's running it up. This is just on the non-cash amortization. It's about $12 million a quarter. And then, on the depreciation, the depreciation has increased last year over the year before. And so, as that – I'm sorry, the CapEx, rather has increased. And so, that's caused the step up, and then we've got it going up again this year as well. And so, I would expect that to kind of increase throughout the year.

Alan Mitrani
Analyst, Sylvan Lake Asset Management LLC

Okay. Yeah, it looks like with the acquisitions you did the amortization of intangibles, you're adding about a buck and a quarter, something like that. In terms of non-cash EPS, if you look at a cash EPS versus non-cash some years obviously you have a lot of acquisitions. This past year, you did a bunch, so that should impact the non-cash earnings number meaningfully. Yeah, cash flow would be better.

H. Andrew DeFerrari
Senior Vice President & Chief Financial Officer, Dycom Industries, Inc.

Yeah. The other thing Alan, just back on the CapEx. We did have good disposal proceeds throughout the year. And so, that's just another point to emphasize there. We had about $200 million gross CapEx and then off of that was, call it, $38 million, $39 million of disposal proceeds. So, those were strong results.

Alan Mitrani
Analyst, Sylvan Lake Asset Management LLC

Okay. We will take a look at that. Dan, I wanted to ask a bigger question, in terms of – and I asked it the other quarter to Steve, but your SG&A expense, the company's SG&A expense has grown faster than revenues the last couple of years, you're talking about getting operating leverage on the margins. It doesn't sound like we're going to see it much from the gross margins this year. Based on the way you're talking, it seems like there's going to be obviously a lower gross margin first quarter given some of the spend, and then you need a bigger ramp for the year to get gross margin expansion. So, help me understand. I want to know if the SG&A expense, are you going to look to grow that at some point slower or in line with revenue so you get some of that operating leverage? Do we see that this year? When does that come in?

Daniel S. Peyovich
President & Chief Executive Officer, Dycom Industries, Inc.

Yeah, Alan, if you look at the growth that we've had over the last few years, I talked about it in my earlier comments. 50% growth in three years' time. As you can imagine, you have to invest considerably in the business to make sure that you're set up to be able to do that and to do it well.

On top of that, we've been bringing in acquisitions, making sure that we integrate the acquisitions the right way, as we ramp them into the business. And then, of course, we're always trying to improve our service delivery for our customers. So, there's parts and pieces to that. Obviously, it's something that we always want work on, something we're very conscious of, and spend a lot of time internally in discussions about. But first and foremost, we need to make sure that we can be set up for the growth that's ahead of us and over time, we certainly believe that dollars will drop through from operating leverage. Right now, we need to make sure that we can grow the business responsibly and continue to deliver at the level that we do for our customers.

H. Andrew DeFerrari
Senior Vice President & Chief Financial Officer, Dycom Industries, Inc.

And then, Alan, just a point to make here, and I'm sure you're focused on it too. But, just take a look at the stock compensation expense. So, we did have some transition costs that were there during the year that we call out on our materials.

Alan Mitrani
Analyst, Sylvan Lake Asset Management LLC

Okay. Thank you.

Operator

Thank you. And I am showing no further questions from our phone lines. I'd now like to turn the conference back to Mr. Dan Peyovich for closing remarks.

Daniel S. Peyovich
President & Chief Executive Officer, Dycom Industries, Inc.

Thank you, operator. We thank everybody for joining this morning. Look forward to updating you on our first quarter results. Be safe and be well.

Operator

Thank you. This concludes today's conference call. Thank you for your participation. You may now disconnect. Everyone, have a wonderful day.